Exhibit 5.1

CONYERS DILL & PEARMAN LLP
SIX, 2nd Floor, Cricket Square
PO Box 2681, Grand Cayman KY1-1111
Cayman Islands
T +1 345 945 3901
conyers.com

28 September 2021

711632.19914525
1-345-814-7786
cora.miller@conyers.com

Color Star Technology Co., Ltd.

800 3rd Ave, Suite 2800

New York, NY, USA 10022

Dear Sir/Madam,

Re: Color Star Technology Co., Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s registration statement on Form F-3 (File No. 333-236616) (the "Registration Statement") and prospectus supplement annexed thereto (the “Prospectus Supplement”) (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the US Securities Act of 1933 (as amended) (the "Securities Act") and related base prospectus dated March 10, 2020 and filed with the Commission on February 25, 2020, as amended on March 4, 2020 and declared effective on March 10, 2020 (the “Prospectus”), and the Prospectus Supplement dated September 28, 2021 relating to the issue and offering (the “Offering”) by the Company from time to time of an aggregate of: (a)(i) 31,624,923 ordinary shares of the Company, par value US$0.001 each (the “Ordinary Shares”), and (ii) warrants to purchase up to an aggregate of 22,137,448 Ordinary Shares (the “Buyer Warrants”), both pursuant to a Securities Purchase Agreement dated September 24, 2021 made between the Company and the investors listed thereto (the “Purchase Agreement”); (b) warrants to purchase up to an aggregate of 948,747 Ordinary Shares (the “Placement Agent Warrants”, and together with Buyer Warrants, the “Warrants”) pursuant to a placement agency agreement dated September 24, 2021 made between the Company and with FT Global Capital, Inc. (the “Placement Agency Agreement”); and (c) the Ordinary Shares underlying the Buyer Warrants (22,137,448 Ordinary Shares) and the Placement Agent Warrants (948,747 Ordinary Shares) (collectively, the “Warrant Shares”, and together with the 31,624,923 Ordinary Shares issued, the “Shares”). The Warrants and the Shares are hereinafter collectively referred to as the “Securities”.

Conyers Dill & Pearman LLP has been registered, and operating, as a Cayman Islands limited liability partnership since 1 June 2021 following the conversion of the Cayman Islands firm of Conyers Dill & Pearman to a limited liability partnership on that date.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

1.1.	the Registration Statement; and
1.2.	the Prospectus and Prospectus Supplement;
1.3.	the Placement Agency Agreement;
1.4.	the Purchase Agreement; and
1.5.	the Warrants.

The documents listed in items 1.1 through 1.5 above are herein sometimes collectively referred to as the "Transaction Documents" and the documents listed in items 1.3 and 1.5 above are herein sometimes collectively referred to as the "Securities Documents" (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.6.	a copy of the Certificate of Incorporation dated 28 June 2018, the Certificate of Incorporation on Change of Name dated 12 July 2019, the Certificate of Incorporation on Change of Name dated 1 May 2020, the Amended and Restated Memorandum and Articles of Association of the Company approved by special resolution passed on 27 April 2020 as further amended pursuant to minutes of extraordinary general meeting of shareholders dated November 18, 2020, the register of directors and officers of the Company dated 16 August 2021, the register of members of the Company dated 16 August 2021, each certified by the Secretary of the Company on 22 September 2021 (collectively, the “Constitutional Documents”);
1.7.	a copy of unanimous written resolution of the directors of the Company dated 22 September 2021 (the "Resolutions");
1.8.	a copy of a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Registrar of Companies in relation to the Company on 27 September 2021 (the “Certificate Date”);
1.9.	a copy of a certificate of incumbency of the Company issued by Campbells Corporate Services Limited dated 22 September 2021 (the “Incumbency Certificate” and together with the Constitutional Documents, the Good Standing Certificate and the Resolutions, the “Corporate Documents”);
1.10.	the results of our electronic searches against the Company at the Registrar of Companies conducted on 22 September 2021 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on 22 September 2021; and
1.11.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3.	the capacity, power and authority of each of the parties to the Securities Documents, other than the Company, to enter into and perform its respective obligations under the Securities Documents;
2.4.	the due execution of the Securities Documents by each of the parties thereto, other than the Company, where a party, and the physical delivery thereof by each of the parties thereto with an intention to be bound thereby;
2.5.	the accuracy and completeness of all factual representations made in the Transaction Documents and other documents reviewed by us;
2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;
2.8.	the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Documents in accordance with their respective terms;
2.9.	the validity and binding effect under the Transaction Documents of the submission by the Company to the exclusive jurisdiction of the state and federal courts of the United States of America located in the City of New York, Borough of Manhattan (the “Foreign Courts”);
2.10.	that the Company will issue the Securities in furtherance of its objects as set out in its Constitutional Documents;
2.11.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;
2.12.	that, upon the issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;
2.13.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

2.14.	that the Registration Statement, Prospectus and Prospectus Supplement have been declared effective by the Commission prior to, or concurrent with, the sale of the Securities pursuant to the Registration Statement;
2.15.	the Offering and the transactions contemplated under the Transaction Documents complies with the requirements of the applicable rules of the Nasdaq Stock Market;
2.16.	the Company is and after filing of the Registration Statement with the Commission, will be able to pay its liabilities as they become due;
2.17.	the validity and binding effect under the laws of the United States of America of the Registration Statement, Prospectus and Prospectus Supplement and that the Registration Statement, Prospectus and Prospectus Supplement will or have been duly filed with and declared effective by the Commission;
2.18.	the Company will have sufficient authorized capital to effect the issue of each of the Securities at the time of issuance pursuant to the Transaction Documents, whether as a principal issue or on the conversion, exchange, exercise of a Warrant; and
2.19.	that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants), the issuance and sale thereof by the Company, and the Company's incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands;
2.20.	that all necessary corporate action will be taken to authorise and approve any issuance of Securities including, if preferred shares are to be issued, all necessary corporate action to establish one or more series of preferred shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, if Securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto; and
2.21.	save for the Corporate Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.
3.	QUALIFICATIONS
3.1.	We express no opinion as to the enforceability of any provision of the Transaction Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. In addition, any provision expressly or impliedly providing that certain statements, calculations and/or certificates are incorrect on their face or fraudulent will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

3.2.	We express no opinion in respect of the enforceability of any provision in the Transaction Documents which purports to fetter the statutory powers of the Company.
3.3.	We express no opinion with respect to the issuance of Shares pursuant to any provision of the Transaction Documents that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation of the Company.
3.4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.
4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (Revised) (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.
4.2.	When issued and paid for in accordance with the Transaction Documents and recorded in the register of members of the Company, the Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
4.3.	The Warrants have been duly authorized and when issued and delivered by the Company pursuant to the Transaction Documents against payment of the consideration set forth in the Transaction Documents, such Warrants will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP